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                              SERVICES CONTRACT
                                   BETWEEN
                       PIONEERING SERVICES CORPORATION
                                     AND
                          FINANCIAL SERVICES LIMITED

GENERAL
-------

This agreement is entered into as of the first day of January 1994 between Pioneering Services Corporation, a U.S. Corporation (PSC) and Financial Services Limited, a joint venture limited company organized under the laws of the Republic of Poland (FSL).

FSL is engaged in the business of providing shareholder accounting services to Pioneer First Polish Trust Fund (PFPTF) in Poland. There is no other Shareholder accounting agent in Poland, no computer or system expertise in shareholder accounting in Poland and no experts in Poland to support the shareholder accounting function. FSL would like to continue to receive advice and support in the production of shareholder accounting services and PSC would like to continue to supply help and advice.

Notwithstanding the following services to be provided, the general direction of the support will be to make FSL more self-sufficient and operationally independent.

I.  General Technical Advice and Other Advice and Services

    PSC shall supply general advisory, systems support, and general management consulting advice as requested by FSL. These services may include but are not limited to the following:

    a. Financial planning including the establishment and monitoring of budget, business planning and cost controls, insurance coverage and premiums.

    b. Telecommunications and computer configuration suitable for shareholder accounting operations, automation of movement of data, and special processing requirements that occur from time to time in operating the Global System.

    c. Supplying programming support for changes to the Global system to support the dynamic sales environment, infrastructure environment, and governmental environment that exists in Poland. Additionally, to look at ways to shorten and improve cycle times, print capabilities, output changes, and specific operating improvements as they occur in the course of the business in Poland.

    d. To provide management experience in guiding manpower requirements for expanding operations, space, communications capability, and storage capacity.

    e. Installing and monitoring management reports on workflow, backlogs, cycle times, numbers of accounts, bank/operations money reconciliation.

    f. Aiding in establishment of a country wide data communication network to move new account, redemption and repeat cash information through the network into the computer system at FSL.

    g. Provide training and improvements in operating systems in Poland. To have available training capability in the U.S. for FSL employees as needed in the mutual fund industry along with related functions.

    h. Supply organizational guidance to FSL for management support in handling and coordinating the operations environment.

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     i.  Providing support for consulting contracts including guidance in responding to requests for proposal, format, English language translation, U.S. experience expertise and worldwide knowledge including other experts in various fields.

     j. Providing access to industry conferences, training programs, providers of equipment and keeping FSL informed.

II.  Relevant Costs and Establishment of the Quarterly Fee Structure

     A quarterly fee will be established for the above services that will be negotiated every 2 years. The initial quarterly fee will be based on the actual cost of services provided in accordance with PSC's, schedule of costs for labor, overhead, systems support and training.

     a. Compensation for labor includes labor costs, benefits and office facilities for employees dedicated to providing services.

     b. A share of compensation, benefits and office facilities for PSC employees responsible for providing the services on a non-routine basis.

     c. Materials and services including telecommunications carriers, fax machines, etc. in providing services.

     d. A proportionate share of the costs associated with outside services used in producing service for FSL such as training, conferences, purchase of goods and services not easily obtainable in Poland.

III. Fees

     FSL shall pay to PSC a quarterly fee of $50,000. In addition FSL will reimburse PSC for all costs associated with providing these services while in Poland such as travel, hotel, food, etc. The hotel and food shall not exceed $150 per diem.

IV. Confidentiality

     FSL shall keep confidential all information which it obtains from PSC because of this service support agreement including but not limited to any invention, discovery, computer software, software documentation, computer hardware, data technology, designs, innovations, improvements, vendor information, customer information, trade information, secrets, process information, technical data, budgets, business plan, consulting information gathered, prices, costs, and employee information.

V. Indemnification

     FSL shall indemnify, defend and hold harmless Pioneer and Pioneers present and future officers, directors, employees, agents and assignees from and against any and all losses, claims, costs, damages, liabilities, fines, penalties, forfeitures, causes of action, suits, and expenses (including, but not limited to, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) of any kind or of any nature arising directly or indirectly out of, or in connection with, the execution of any work covered by this Agreement.

     Should any work performed by PSC personnel need to be redone the associated out-of-pocket expenses will be borne by PSC.


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VI.   Independent Contractor Status

      PSC undertakes its duties under this Agreement as an "independent contractor" providing information, advice and services, and not as an employee or agent of FSL.

      It is agreed between the parties that the technical knowledge, information, advice, interpretations, and recommendations are provided to FSL by PSC in an advisory capacity and that the decision to apply any of them or make use of them for the benefit of FSL's activities is with FSL.

      PSC will make all reasonable efforts to undertake and complete the task identified by FSL as promptly as can be expected in agreement with FSL.

VII.  Payment Conditions

      Payments shall be made in US Dollars to PSC within 30 days of receipt of an invoice of amounts due at a place, and into an account to be nominated by PSC.

      FSL shall be responsible for and carry the risk of obtaining all consents, permissions, and approvals of whatever nature with respect to the payments required to be made pursuant to this Agreement.

VIII. Force Majeure

      Neither party shall be liable for any failure to fulfill any term of this Agreement, if fulfillment has been interfered with, hindered, delayed or prevented by any circumstances whatsoever which are not reasonably within the control of such party; provided that this exception shall not apply to any obligation to make payment under this Agreement.

IX.   Applicable Law

      All matters not expressly provided for in this agreement and related to the rights and obligations of the parties to this agreement with respect of PSC and FSL activities shall be governed by this agreement and Polish law, in particular the Commercial Code and the Civil Code.

X.    Entirety of Agreement; Amendments

      This Agreement constitutes the entire agreement between the parties, and supersedes all prior negotiations, understandings and agreements between them with respect to this subject matter.

      The provisions of this Agreement may be waived, supplemented, altered, amended, or modified only in writing signed by both of the parties.


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XI.   Notices


      Any notice required or permitted to be given to the parties shall be given in writing and shall be deemed effectively given upon personal delivery or within one week of being sent by expedited courier, fees prepaid addressed to the other party at the address shown below, or at such other address as such party may designate in writing to the other party:

               a.  Financial Services Limited
                   ul. Wiertnicza 24 G
                   Warszawa, Poland

                b. Pioneering Services Corporation
                   60 State Street
                   Boston MA 02109

XII.  Severability

      In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be impaired.

      IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the in duplicate original.

                                        FSL:

                                        Financial Services Limited


                                        By:     /s/ Boleslaw Meluch
                                                -------------------------
                                                Boleslaw Meluch
                                                President

                                        PSC:

                                        Pioneering Services Corporation


                                        By:     /s/ William H. Smith, Jr.
                                                -------------------------
                                                William H. Smith, Jr.
                                                President


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